Nuveen Virginia Quality Municipal Income Fund N-2/A

Exhibit 99.(n)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated July 25, 2024 and July 26, 2019, with respect to the financial statements and financial highlights of Nuveen Virginia Quality Municipal Income Fund, as of May 31, 2024 and May 31, 2019, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois
November 20, 2024